Exhibit 10.1


                            STOCK PURCHASE AGREEMENT

                        CONSERVER CORPORATION OF AMERICA

                                      and

                SAKHALIN GENERAL TRADING AND INVESTMENTS LIMITED

                                      and

                             WILLIAM STEPHEN CAIRNS

                                      and

                               JOHN BYRNE HORGAN

                          Dated as of 24 October 1997

                          McFadden, Pilkington & Ward
                              City Tower - Level 4
                              40 Basinghall Street
                                London EC2V 5DE


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                       TABLE OF CONTENTS


Part                                                   Page
----                                                   ----
Preamble.............................................    1

ARTICLE 1 - SALE AND PURCHASE OF SHARES..............    2

1.1   SGTI Shares to be Acquired.....................    2
1.2   Conveyance of the SGTI Shares..................    3
1.3   Resignations...................................    3
1.4   Default by SGTI................................    3

ARTICLE 2 - CASH ADVANCES; PURCHASE PRICE............    3

2.1   Cash Advances..................................    3
2.2   Purchase Price.................................    4
2.3   Conveyance of the CCA Shares...................    4

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SGTI
            AND THE DIRECTORS........................    4

3.1   Organization, Power, Standing and Qualification    5
3.2   Corporate Power and Authority..................    5
3.3   Validity of Contemplated Transactions..........    5
3.4   Capitalization of SGTI.........................    6
3.5   Ownership of SGTI Shares.......................    6
3.6   SGTI's Subsidiary and Principal Business.......    7
3.7   The Subsidiary - SCC...........................    7
3.8   Financial Statements...........................    8
3.9   Title to Properties............................    9
3.10  Absence of Undisclosed Liabilities.............    9
3.11  Certain Tax Matters............................   10
3.12  Litigation; Compliance with Laws...............   10
3.13  Contracts......................................   11
3.14  Other Transactions.............................   12
3.15  Bank Accounts..................................   13
3.16  Compensation Arrangements......................   13
3.17  Copies of Memorandum and Articles..............   13
3.18  Condition of Tangible Assets...................   14
3.19  Directors and Officers.........................   14
3.20  Accounts Receivable............................   14
3.21  No Changes.....................................   14
3.22  Number of Purchasers of CCA Shares.............   15
3.23  Veracity of Statements.........................   16

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF CCA....   17

4.1   Organization and Good Standing.................   17
4.2   Corporate Power and Authority..................   17
4.3   Conflict With Authority, Bylaws, etc...........   18
4.4   CCA Shares.....................................   18

ARTICLE 5 - ACTIVITIES PRIOR TO THE CLOSING DATE BY
            SGTI.....................................   18

5.1   Operation of Business..........................   18
5.2   Access to Information..........................   20

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Part                                                   Page
----                                                   ----
ARTICLE 6 - CONDITIONS PRECEDENT TO THE CLOSING......   21

6.1   Obligation of CCA to Close.....................   21

      6.1.1  Shareholder Approval....................   21
      6.1.2  Action of SGTI Directors................   21
      6.1.3  Representations and Warranties;
             Compliance with Agreement...............   22
      6.1.4  Assignment of Sovereign Agreements......   22
      6.1.5  Opinion of Cyprus Counsel...............   22
      6.1.6  Opinion of Russian Counsel..............   22
      6.1.7  Litigation Affecting Closing............   23
      6.1.8  Required Consents.......................   23
      6.1.9  No Material Damage to Business..........   23
      6.1.10 Approval of Counsel; Corporate Matters..   24
      6.1.11 Other Documents.........................   24

6.2   Obligation of the Shareholders to Close........   24

      6.2.1  Representations and Warranties..........   24
      6.2.2  Litigation Affecting Closing............   25

ARTICLE 7 - THE CLOSING..............................   25

7.1   Time and Place.................................   25
7.2   Conduct of Closing.............................   25

ARTICLE 8 - CONDUCT OF THE PARTIES AFTER CLOSING.....   26

ARTICLE 9 - SURVIVAL OF REPRESENTATIONS, WARRANTIES,
            GUARANTEES, AND COVENANTS................   27

9.1   Date Certain For Survival......................   27

ARTICLE 10 - INDEMNIFICATION.........................   27

10.1  By the Directors...............................   27
10.2  By CCA.........................................   28
10.3  Limitation of Indemnity........................   28
10.4  Notice; Proceedings............................   29
10.5  Money Damages..................................   31

ARTICLE 11 - BROKERAGE; EXPENSES.....................   31

11.1  Brokerage......................................   31
11.2  Expenses.......................................   32

ARTICLE 12 - TAXES...................................   32

ARTICLE 13 - ARBITRATION.............................   32

13.1  ICC Rules......................................   32
13.2  Arbitrators....................................   33



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Part                                                   Page
----                                                   ----
ARTICLE 14 - TERMINATION.............................   33

14.1  Events of Termination..........................   33
14.2  Consequences of Termination....................   34

ARTICLE 15 - GENERAL.................................   34

15.1  Entire Agreement; Amendments...................   34
15.2  Headings.......................................   35
15.3  Gender; Number.................................   35
15.4  Exhibits and Schedules.........................   35
15.5  Notices........................................   35
15.6  Waiver.........................................   37
15.7  Assignment.....................................   37
15.8  Successors and Assigns.........................   37
15.9  Governing Law..................................   37
15.10 No Benefit to Others...........................   38
15.11 Publicity......................................   38
15.12 Counterparts...................................   38

SCHEDULES
---------

1.2   Registered Shareholders of SGTI
2.3   Allocation to the Subcribers of Shares in CCA
3.7.2 Shareholders of SCC
3.9   SGTI Properties
3.15  Bank Accounts
3.17  SGTI and SCC Company Documents
3.19  SCC Directors and Officers
3.23  Documents Provided to CCA
13.1  Arbitration Agreement

EXHIBITS
--------

1.2A  Share Transfer Form
1.2B  Share Transfer Form
2.3   Subscription Agreement
6.1.2 Minutes of the Board of Directors of SGTI




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                            STOCK PURCHASE AGREEMENT

     Stock Purchase Agreement (the "Agreement") dated as of 24th October 1997 among (i) CONSERVER CORPORATION OF AMERICA, a corporation organized under the laws of the State of Delaware having its principal place of business at Suite 405, 3250 Mary Street, Coconut Grove, Florida 33133, U.S.A. ("CCA"), (ii) SAKHALIN GENERAL TRADING AND INVESTMENTS LIMITED, a limited liability company organized under the laws of Cyprus whose legal office is at Doma Building, 227 Archbishop Markarios III Avenue, Limassol, Cyprus ("SGTI"), (iii) WILLIAM STEPHEN CAIRNS, a British subject having his principal residence at Key West, Doyle Road, St. Peter Port, Guernsey, Channel Islands GY1 1RG ("Mr. Cairns") and a Director of SGTI, and (iv) JOHN BYRNE HORGAN, an Australian citizen having his principal residence at Vasse Highway, Pemberton, Western Australia 6260 and a Director of SGTI ("Mr. Horgan"; Messrs. Cairns and Horgan being together called the "Directors").

                                    PREAMBLE

WHEREAS, CCA, SGTI and Sovereign Gaming and Leisure Limited, a Cypriot limited liability company ("Sovereign"), entered into an agreement dated 12th August 1997, which was amended in writing on 9th September 1997, by the terms of which
(i) SGTI agreed, subject to certain terms and conditions, to transfer the whole of its share capital to CCA and (ii) SGTI and Sovereign agreed, subject to certain terms and conditions, to transfer to CCA all of their rights and interest in the hotel, casino, retail, commercial and residential project that is to be established in Yuzhno-Sakhalinsk, Russia, by Sakhalin City Centre, Limited ("SCC", which is described in Section 3.6 below) in collaboration with the Sakhalin Oblast and the City of Yuzhno-Sakhalinsk (the "Sakhalin Project");

WHEREAS, the said terms and conditions either have been satisfied or will be satisfied simultaneously with the performance of this Agreement; and

WHEREAS, CCA, SGTI and the Directors have therefore agreed to complete the sale and transfer by the shareholders of SGTI of all of the share capital of SGTI to CCA and wish to set forth the terms and conditions of that agreement in writing;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, and agreements herein contained, and intending to be legally bound, CCA, SGTI and the Directors hereby agree as follows:

                                    ARTICLE 1
                           SALE AND PURCHASE OF SHARES

     1.1 SGTI Shares to be Acquired Subject to the terms and conditions contained herein, SGTI and the Directors agree that all of the shareholders of SGTI shall, on the Closing Date (as defined in Section 7.1), sell, assign, transfer and deliver to CCA, free and clear of all pledges, liens, security interests, encumbrances or other restrictions, and CCA shall purchase from the shareholders of SGTI, all of the outstanding share capital of SGTI (the "SGTI Shares") for an aggregate purchase price as set forth in Article 2 hereof. It is understood and agreed that CCA's obligation to purchase any of the SGTI Shares is conditioned upon all of the SGTI Shares being tendered to it, and CCA shall have no obligation to purchase any of the SGTI Shares or otherwise to comply with its obligations hereunder if fewer than all of the SGTI Shares are tendered to it on the Closing Date, provided, however, that CCA shall have the right to acquire fewer than all of the SGTI Shares if it so elects.



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     1.2 Conveyance of the SGTI Shares SGTI and the Directors agree to arrange for the registered shareholders of SGTI, as named on Schedule 1.2 attached hereto (the "Shareholders"), to deliver to CCA on the Closing Date the stock certificates evidencing the SGTI Shares, together with stock transfer forms in substantially the form of Exhibits 1.2A and 1.2B attached hereto ("Share Transfer Forms"), duly executed by each Shareholder in favour of CCA, in order to effect a transfer of such Shareholder's SGTI Shares to CCA.

     1.3 Resignations The Directors shall resign as directors of SGTI effective as of the Closing Date, and SGTI will make their written resignations available to CCA at the Closing. SGTI shall cause the nominees of CCA to be elected as directors of SGTI by the resigning directors, effective as of the Closing Date, in accordance with the Memorandum and Articles of SGTI.

     1.4 Default by SGTI SGTI and the Directors acknowledge that the SGTI Shares are unique and otherwise not available and agree that, in addition to any other remedies, CCA may invoke any equitable remedies to enforce performance hereunder, including an action or suit for specific performance.

                                    ARTICLE 2
                          CASH ADVANCES; PURCHASE PRICE

     2.1 Cash Advances CCA agrees to make cash advances to SGTI as follows:


          2.1.1 Five Hundred Thousand U.S. Dollars ($500,000), which amount SGTI acknowledges was paid to it on 15th August 1997;

          2.1.2 Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), to be paid in accordance with SGTI's instructions on or about 31st October 1997 or as soon as practicable thereafter.

     2.2 Purchase Price The total purchase price to be paid by CCA for the SGTI Shares (the "Purchase Price") shall be a total of two million (2,000,000) shares of CCA common stock, par value $.001 per share (such two million shares being referred to herein as the "CCA Shares"), which shall be subject to a lock-up period of one year from the Closing Date, in accordance with the provisions of the Subscription Agreements referred to in Section 2.3.

     2.3 Conveyance of the CCA Shares SGTI instructs CCA to issue the share certificates representing the CCA Shares in the names of the persons and entities named on Schedule 2.3 ("Subscribers"), each Subscriber to receive the number of CCA Shares indicated opposite his, her or its name on Schedule 2.3, and to deliver the CCA Shares to the Subscribers (or to their designated representatives on their behalf) on the Closing Date. SGTI and the Directors agree to arrange for each of the Subscribers to execute and deliver to CCA on the Closing Date a Subscription Agreement in substantially the form of Exhibit
2.3 attached hereto ("Subscription Agreement").

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                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                            OF SGTI AND THE DIRECTORS

     SGTI and each of the Directors, jointly, severally and (in the case of the Directors) personally, represent and warrant and, where applicable, covenant as follows:

     3.1 Organization, Power, Standing and Qualification SGTI is a company limited by shares duly organized, validly existing, and in good standing under the laws of the Republic of Cyprus and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate, as applicable, the properties and assets now owned and operated by it. The only jurisdictions in which SGTI carries on business or owns property or assets are the Republic of Cyprus and the Russian Federation, and SGTI is duly qualified to do business and is in good standing in each of these jurisdictions to the extent required by applicable law and/or to the extent that the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets.

     3.2 Corporate Power and Authority SGTI has the corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SGTI, and this Agreement is a valid and binding obligation of SGTI, enforceable against SGTI in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

     3.3 Validity of Contemplated Transactions The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not as at the Closing Date contravene any provision of the Memorandum and Articles of Association of SGTI; or violate, be in conflict with, or constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or asset of SGTI to any indenture, mortgage, contract, commitment or agreement, other than this Agreement, to which SGTI is a party or by which SGTI or any of its assets is bound; or violate any provision of law, rule, regulation, order, permit, or license to which SGTI is subject.

     3.4 Capitalization of SGTI The authorized share capital of SGTI is Two Hundred Seventy-Nine Thousand Six Hundred Fifty-Five Cypriot Pounds (C(pound) 279,655) consisting of Two Hundred Seventy-Nine Thousand Six Hundred Fifty-Five (279,655) authorized ordinary shares, par value One Cypriot Pound (C(pound)1.00) each, of which Two Hundred Twenty-Nine Thousand Six Hundred Fifty-Five (229,655) ordinary shares are presently outstanding, validly issued, fully paid and non-assessable. SGTI has no other classes of shares besides its ordinary shares. There are no outstanding options, warrants, conversion privileges, subscription, calls, commitments or rights of any character relating to the SGTI Shares or any authorized but unissued capital shares of SGTI.

     3.5 Ownership of SGTI Shares The persons and entities named on Schedule 1.2 are all of the registered shareholders of SGTI and the number of shares indicated opposite the name of each Shareholder on Schedule 1.2 is the exact number of ordinary shares of SGTI held by such Shareholder. The Shareholders collectively hold all legal ownership of and title to the SGTI Shares, in the respective amounts set forth in Schedule 1.2, free and clear of any liens, security interests, restrictions or encumbrances of any kind whatsoever. The Subscribers are, or they represent, the beneficial owners of the share capital of SGTI in proportion to the numbers of CCA Shares specified opposite their names on Schedule 2.3.

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     3.6 SGTI's Subsidiary and Principal Business SGTI is the registered and beneficial owner of Six Thousand Five Hundred (6500) ordinary shares, nominal value One Thousand Russian Rubles (RUR 1,000) each, in the charter capital of Closed Joint Stock Company "Sakhalin City Centre, Limited" ("SCC" or the "Subsidiary"), a company established under the laws of the Russian Federation having its registered office at 32 Kommunistichesky Prospect, Office 452, 693000 Yuzhno-Sakhalinsk, in the Sakhalin Oblast of the Russian Federation. SGTI's shareholding constitutes sixty-five per cent (65%) of the total charter capital of SCC. The principal and only business of SGTI is to act as a holding company for the registered and beneficial ownership of such shares in SCC. SCC is the only company wholly or partially owned by SGTI. As such, the "ordinary course of business" of SGTI, as used in this Agreement, consists of, and only of, the management and supervision of the financing and operations of SCC and fulfilling the administrative requirements of a Cyprus limited liability company.

     3.7  The Subsidiary - SCC

          3.7.1 SCC is a closed joint stock company having limited liability that is duly organized, validly existing and in good standing under the laws of the Russian Federation, which has all requisite corporate power and authority to conduct its business as it has been and is now being conducted, and to own, lease and operate the properties and assets used in connection therewith, and which is duly qualified to do business in and is in good standing in each jurisdiction wherein the conduct of its business or the ownership or leasing of its properties and assets requires such qualification.

          3.7.2 The chartered capital of SCC is Ten Million Russian Rubles (RUR 10,000,000) divided into ten thousand (10,000) ordinary shares, nominal value One Thousand Russian Rubles (RUR 1,000) each. The shareholders of SCC are listed on Schedule 3.7.2. The shares in SCC owned by SGTI are owned of record and beneficially by SGTI, free and clear of all pledges, liens, claims and encumbrances of every kind, including, without limitation, any agreements, subscriptions, options, warrants, calls, commitments or rights of any character granting to any person, firm, corporation or other entity any interest in or right to acquire from SGTI, at any time, or upon the happening of any event, any of its shares of the issued and outstanding capital stock of the Subsidiary.

          3.7.3 All of the shares in SCC owned by SGTI have been duly authorized and are validly issued, fully paid and non-assessable.

          3.7.4 There are no existing agreements, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from the Subsidiary at any time, or upon the happening of any event, any shares of the capital stock of the Subsidiary, whether or not presently issued or outstanding; no outstanding securities of the Subsidiary which are convertible into shares of such Subsidiary; and no agreements, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from the Subsidiary any such securities so convertible.

     3.8 Financial Statements SGTI has delivered to CCA the audited financial statements for the entire existence of SGTI since its incorporation on 28th September 1994 through 30th September 1997, consisting of a consolidated balance sheet of SGTI as at 31st March 1995, 31st March 1996, 31st March 1997 and 30th September 1997 (30th September 1997 being defined as the "Financial Statement Date"), together with a consolidated income statement and statement of changes in financial condition of SGTI for each of the periods then ended (such balance sheets, income statements and statements of change in financial condition being referred to herein collectively as the "Financial Statements"). Each of such Financial Statements has been reported on and certified by P.G. Economides & Co, independent Certified Public Accountants (Cyprus). The Financial Statements are in accordance with the applicable books and records of SGTI and have been prepared in accordance with the Company Law, Cap. 113, of Cyprus and in conformity with generally accepted accounting principles, consistently applied during the relevant period, and present fairly the financial condition of SGTI and the results of their operations for the respective periods ended on such dates.

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     3.9 Title to Properties All of SGTI's and the Subsidiary's material properties and assets, real, personal and mixed, including all of the properties and assets reflected on the balance sheet which is part of the Financial Statements and those acquired since the Financial Statement Date, are listed on
Schedule 3.9 hereto, and except as set forth in Schedule 3.9, SGTI has good, valid and marketable title to all such properties and assets, free and clear of all mortgages, liens, pledges, security interests and other encumbrances.

     3.10 Absence of Undisclosed Liabilities Neither SGTI nor the Subsidiary has any liabilities or obligations except for (i) those reflected or reserved against (which reserves the Directors represent are adequate) in the Financial Statements and (ii) those which are specifically disclosed in this Agreement. Neither SGTI nor the Directors know or have any reasonable grounds to know of any basis for the assertion against SGTI or the Subsidiary as of the Financial Statement Date of any liability of any nature or in any amount that is not fully reflected or reserved against in SGTI's balance sheet as of such date or as disclosed by this Agreement. For the purposes of this Agreement, the term "liabilities or obligations" shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

     3.11 Certain Tax Matters SGTI and the Subsidiary have each duly filed all tax returns and reports required to be filed by it and all taxes, including income, gross receipt, value added and other taxes and any penalties with respect thereto, due and payable, have been paid, withheld, or reserved for or, to the extent that they relate to periods on or prior to the Financial Statement Date, are reflected as a liability on the Financial Statements. SGTI and the Subsidiary have caused to be delivered to CCA correct and complete copies of such income tax returns for the periods covered by the Financial Statements. Neither SGTI nor the Subsidiary has entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received any outstanding or unresolved notices from any taxing body of any proposed examination or of any proposed deficiency or assessment, and each of them has properly withheld all amounts required by law to be withheld for income or other taxes and relating to its employees and remitted such withheld amounts to the appropriate taxing authority.

     3.12 Litigation; Compliance with Laws There is (a) no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to SGTI's or the Directors' knowledge, threatened against or related to SGTI or the Subsidiary, nor (b) any failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to SGTI or the Subsidiary, nor (c) any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or governmental department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against SGTI or the Subsidiary, any of which might have a material, adverse effect on the financial condition, business, results of operations, properties, or assets of SGTI or the Subsidiary (as the case may be) or CCA's purchase or ownership of the SGTI Shares. SGTI and the Subsidiary have obtained all permits, licenses, and other required authorization for the complete operation of its business as presently operated. All such permits, licenses, and authorizations are presently valid and in full force and no renovation, cancellation, or withdrawal thereof has been effected or, to SGTI's or the Directors' individual knowledge, threatened. The execution of this Agreement and the performance of the transactions contemplated hereby will not change in any respect, or result in the termination of, any such permits, licenses, certificates, or authorizations. There have been no illegal payments, kickbacks, bribes or political contributions made by, on behalf of, or for the benefit of, SGTI or the Subsidiary.

     3.13 Contracts Except for the contracts, agreements, commitments, leases, and other indentures listed in Schedule 3.13, copies of which have been made available to CCA, neither SGTI nor the Subsidiary is a party to:

          3.13.1 any written or oral contract, agreement, lease or commitment of any kind (including, without limitation, mortgages, contracts for the future purchase and delivery of goods or rendition of services, or government contracts), which provides for the payment from or to it of One Thousand U.S. Dollars ($1,000) or more after the date hereof and such contracts, agreements and commitments do not, in the aggregate, provide for a payment from or to it of Three Thousand U.S. Dollars ($3,000) or more after the date hereof;

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         3.13.2 any written or oral (i) contract, agreement or commitment for the employment of any officer or individual employee, (ii) profit sharing, bonus, commission, stock option, pension, vacation pay, employee's insurance, retirement plan or agreement, or other welfare plans or agreements, (iii) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing of a lien on its assets, (iv) lease or agreement under which it is lessee of or holds or operates any material property, real or personal, owned by any other party, or (v) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any material property, real or personal, owned by it.

SGTI and the Subsidiary have each in all material respects performed all the material obligations required to be performed by it to date, and is not in material default under any such material contract, agreement, commitment, lease, or indenture, nor has an event occurred which with the passage of time or giving of notice or both will result in the occurrence of a material default by SGTI or the Subsidiary (as the case may be) under any of the aforesaid documents.

     3.14 Other Transactions Each of SGTI and the Subsidiary has not, since the Financial Statement Date, (a) operated its business except in the ordinary course, (b) incurred any debts, liabilities or obligations, (c) discharged or satisfied any material liens or encumbrances, or paid any material liens or encumbrances, or paid any material debts, liabilities or obligations, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, (e) sold or transferred any of its tangible assets or cancelled any material debts or claims, or (f) suffered any material extraordinary losses or waived any rights of substantial value.

     3.15 Bank Accounts Schedule 3.15 hereto lists the names and addresses of every bank and other financial institution in which SGTI or the Subsidiary maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

     3.16 Compensation Arrangements Except as reflected in the Financial Statements, the aggregate annual compensation paid or to be paid to all of the directors, officers or employees of SGTI or the Subsidiary, the value of any accrued sick leave or vacation and any bonus or similar arrangement with any of them does not exceed US$50,000.

     3.17. Copies of Memorandum and Articles The copies of SGTI's Memorandum and Articles of Association and of SCC's Charter (certified by an appropriate official in the respective jurisdictions of incorporation) and internal constituent documents, such as by-laws (certified by the Secretaries of the respective entities), which have been delivered to CCA, are correct and are in effect as at the date of this Agreement and will be in effect on the Closing Date. There are no other material books and records of SGTI or the Subsidiary. All such books and records of SGTI and the Subsidiary, including those set forth in Schedule 3.17, have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.

   3.18 Condition of Tangible Assets All material tangible portions of the property, including the real property and structures thereon, of SGTI and the Subsidiary are in good operating condition and the operation and use of such property in SGTI's and the Subsidiary's respective businesses conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates that are material to the business and operations of SGTI or the Subsidiary, as the case may be.

     3.19 Directors and Officers Mr. Cairns and Mr. Horgan are both directors of SGTI, each has been duly elected as such, and they are the only directors of SGTI. Schedule 3.19 is a true and complete list as of the date of this Agreement showing the names of each of the Subsidiary's directors and officers, each of whom has been duly elected or appointed in accordance with applicable law.

     3.20 Accounts Receivable Neither SGTI nor the Subsidiary has any accounts receivable.

     3.21 No Changes Since the Financial Statement Date, other than in the ordinary course of business, there has not been:

          3.21.1 any change in the financial or other condition, assets, liabilities or business of SGTI or the Subsidiary;

          3.21.2 any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may materially adversely affect the business, prospects or any property of SGTI or the Subsidiary;

          3.21.3 any strike, lockout, labor trouble or any event or condition of any similar character materially adversely affecting the business or prospects of SGTI or the Subsidiary;

          3.21.4 any declaration, setting aside or payment of any dividend or other distribution in respect of any of SGTI's or the Subsidiary's shares of stock, or any direct or indirect redemption, purchase or other acquisition of any such shares; or

          3.21.5 any increase in the compensation payable or to become payable by SGTI or the Subsidiary to any of its or their officers, employees or agents, or any known payment or arrangement made to or with any thereof.

     3.22 Number of Purchasers of CCA Shares There are no more than thirty-five
(35) "purchasers" of the CCA Shares under this Agreement. For purposes of calculating the number of purchasers (including the Subscribers and perhaps certain other persons and entities), the following shall apply:

          3.22.1 The following purchasers shall be excluded: (i) any relative, spouse or relative of the spouse of a purchaser who has the same principal residence as the purchaser; (ii) any trust or estate in which a purchaser or any of the persons related to him or her as specified in clause (i) or (iii) of this
Section 3.22.1 collectively have more than fifty per cent (50%) of the beneficial interest (excluding contingent interests); (iii) any corporation or other organization of which a purchaser or any of the persons related to him or her as specified in clause (i) or (ii) of this Section 3.22.1 collectively are beneficial owners of more than fifty per cent (50%) of the CCA Shares; and (iv) any "accredited investor" (as defined in the Subscription Agreement).

          3.22.2 A corporation, partnership or other entity shall be counted as one purchaser. If, however, that entity is organized for the specific purpose of acquiring CCA Shares and it is not an "accredited investor" (as defined in the Subscription Agreement), then each beneficial owner of CCA Shares shall count as a separate purchaser, except as provided in Section 3.22.1.

     3.23 Veracity of Statements No representation or warranty by SGTI or the Directors contained in this Agreement and no statement contained in any certificate, schedule, instrument or other document furnished to CCA pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading with respect to SGTI, the Subsidiary and their affairs. Schedule 3.23 is a list of all such certificates, schedules, instruments and documents provided to CCA to date, and this warranty is limited to the representations and statements made in this Agreement, in the documents to be delivered to CCA in accordance with Articles 6 and 7 hereof and in the certificates, schedules, instruments and documents described on Schedule 3.23, provided that, if any additional certificates, schedules, instruments or documents are provided to CCA after the date of this Agreement, any party hereto may add such certificates, schedules, instruments and documents to the coverage of this warranty by written notice to the other parties. The Directors are not aware of any other information with respect to SGTI, the Subsidiary and their affairs that a reasonable investor would consider important in making a decision to acquire the SGTI Shares.

                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF CCA

     CCA hereby represents and warrants to SGTI, the Directors and the Shareholders as follows:

     4.1 Organization and Good Standing CCA is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, United States of America, and it has full corporate power and authority to carry on its business as it is now being conducted and to own and operate, as applicable, the properties and assets now owned and operated by it. CCA is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets.

     4.2 Corporate Power and Authority CCA has full corporate power and authority to enter into this Agreement and to perform all of CCA's covenants and undertakings herein set forth, including without limitation the full corporate power and authority to purchase and take title to the SGTI Shares upon the terms and conditions set forth herein; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCA; and this Agreement is a valid and binding obligation of CCA, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

     4.3 Conflict With Authority, Bylaws, etc . Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby in the manner herein provided will (i) contravene any provision of the Certificate of Incorporation or Bylaws of CCA; (ii) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any lease, license, permit, authorization, or approval applicable to CCA; or
(iii) violate any provision of law, rule, regulation, order, or permit to which CCA is subject.

     4.4 CCA Shares All of the CCA Shares shall be, on the Closing Date, validly issued, fully paid and non-assessable.

                                    ARTICLE 5
                  ACTIVITIES PRIOR TO THE CLOSING DATE BY SGTI

     5.1 Operation of Business SGTI hereby agrees that from and after the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, SGTI shall, and it shall cause the Subsidiary to, conduct its business solely in the ordinary course and SGTI and the Subsidiary shall:

          5.1.1 not amend SGTI's Memorandum and Articles of Association or the Subsidiary's Charter or other constituent documents except as may be necessary to carry out this Agreement or as required by law;

          5.1.2 not change its corporate name or permit the use thereof by any other company;

          5.1.3 not pay or agree to pay to any employee, officer, or director of SGTI or the Subsidiary, without the consent of CCA, compensation that is in excess of the current compensation level of such employee, officer, or director;

          5.1.4 not make any changes in the management of SGTI or the Subsidiary without the consent of CCA;

          5.1.5 not merge or consolidate itself or the Subsidiary with any other company or allow it to acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture, or other entity;

          5.1.6 not sell, transfer, or otherwise dispose of any of its or the Subsidiary's assets without the prior written consent of CCA;

          5.1.7 not, nor allow the Subsidiary to, create, incur, assume, or guarantee any indebtedness for money borrowed; create or suffer to exist any mortgage, lien, or other encumbrance on any of its properties or assets, real or personal, except those in existence on the date hereof; or increase the amount of any indebtedness outstanding under any loan agreement, mortgage, or other borrowing arrangement in existence on the date hereof; provided that SGTI may make a loan advance to SCC in an amount not exceeding Two Million Five Hundred Thousand U.S. Dollars ($2,500,000) during the period from the date of this Agreement up to the Closing Date on terms acceptable to CCA;

          5.1.8 pay when due, and in any event within thirty (30) days from the date of invoice (unless other payment terms are expressly set forth thereon), all accounts payable and trade obligations of SGTI and the Subsidiary;

          5.1.9 maintain the facilities, assets, and properties of SGTI and the Subsidiary in good operating repair, order, and condition, reasonable wear and tear excepted, and notify CCA immediately upon any loss of, damage to, or destruction of any of the assets of SGTI or the Subsidiary;

          5.1.10 maintain in full force and effect all agreements, contracts, leases, licenses, permits, authorizations, and approvals necessary for or related to the operation of the business of SGTI and the Subsidiary in all respects and in all places as such business is now conducted;

          5.1.11 use their best efforts to preserve SGTI's and the Subsidiary's business organization intact, to keep available the services of its present employees and to preserve the good will of those having business relations with it;

          5.1.12 promptly advise CCA in writing of the commencement of, and of any known threat to commence any, suit, claim, action, arbitration, legal or administrative proceeding, governmental investigation, or tax audit against SGTI or the Subsidiary; and

          5.1.13 deliver to CCA as soon as available any monthly financial statements ("Monthly Financial Statements") of SGTI and the Subsidiary commencing with the month of October 1997 and for each calendar month thereafter prior to the Closing Date.

     5.2 Access to Information SGTI and the Directors will cooperate fully with CCA and shall provide CCA and its accountants, legal advisers, and other representatives, during normal business hours, full access to the books, records, equipment, real estate, contracts, and other assets of SGTI and the Subsidiary, and full opportunity to discuss SGTI's and the Subsidiary's business, affairs, and assets with its officers, employees, and independent accountants, and furnish to CCA and its representatives copies of such documents, records, and information with respect to the affairs of SGTI and the Subsidiary as CCA or its representatives may reasonably request. In addition to the foregoing right of access and information, CCA may designate on-site observers of the business and operations of SGTI and the Subsidiary, which observers shall be permitted such access to SGTI's and the Subsidiary's business and operations as CCA may reasonably request and shall be fully informed by SGTI and the Subsidiary concerning all of their assets, operation, and business affairs.

                                    ARTICLE 6
                       CONDITIONS PRECEDENT TO THE CLOSING

     6.1 Obligation of CCA to Close The obligation of CCA to consummate the purchase of the SGTI Shares on the Closing Date shall be subject to the satisfaction or the waiver by CCA of the following conditions on or prior to the Closing Date:

          6.1.1 Shareholder Approval The shareholders of CCA shall have approved the consummation of the transactions contemplated by this Agreement.

          6.1.2 Action of SGTI Directors The Directors shall have approved a resolution substantially in the form of Exhibit 6.1.2, approving the necessary actions for the transfer of the SGTI Shares to CCA, and delivered a certified copy of such resolution to CCA on the Closing Date.

          6.1.3 Representations and Warranties; Compliance with Agreement The representations and warranties of SGTI and the Directors set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and they shall have performed all covenants and agreements to be performed by them under this Agreement on or prior to the Closing Date, and SGTI shall have delivered to CCA certificates to such effect dated the Closing Date signed on behalf of SGTI by its Directors and by the Directors in their individual capacity, which certificates shall be in form and substance satisfactory to CCA's counsel. The representations and warranties of the Shareholders in the Share Transfer Forms and of the Subscribers in the Subscription Agreements shall be true and correct as of the Closing Date.

          6.1.4 Assignment of Sovereign Agreements Sovereign shall have executed and delivered to CCA assignments to CCA of all of Sovereign's right, title and interest in and to (a) the Project Management Agreement dated 18th December 1994 between SCC and Sovereign relating to the establishment of the Sakhalin Project and (b) the Operational Management Agreement dated 18th December 1994 between SCC and Sovereign relating to the operation and management of the Sakhalin Project.

          6.1.5 Opinion of Cyprus Counsel Messrs. Andreas Neocleous & Co, special Cypriot counsel for CCA, shall have delivered to CCA their favorable opinion, dated the Closing Date, as to matters related to SGTI and Cyprus law, as required by CCA counsel.

          6.1.6 Opinion of Russian Counsel Mr. Igor I. Golub, special Russian counsel for CCA, shall have delivered to CCA his favorable opinion, dated the Closing Date, as to matters related to SGTI, SCC and Russian law, as required by CCA counsel.

          6.1.7 Litigation Affecting Closing On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

          6.1.8 Required Consents The holders of any indebtedness of SGTI or the Subsidiary, the lessors of any real or personal property or assets leased by SGTI or the Subsidiary, the parties (other than SGTI or the Subsidiary) to any other contract, commitment or agreement to which SGTI or the Subsidiary is a party, any governmental agency or body or any other person, firm or company which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of SGTI or the Subsidiary, and any governmental body or regulatory agency having jurisdiction over CCA, SGTI or the Subsidiary, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval.

          6.1.9 No Material Damage to Business The assets, properties and business of SGTI and the Subsidiary shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

          6.1.10 Approval of Counsel; Corporate Matters All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Messrs. McFadden, Pilkington & Ward, counsel for CCA, in the exercise of their reasonable judgment, and CCA or its counsel shall have been furnished with certified copies, satisfactory in form and substance to CCA's counsel in the exercise of their reasonable judgment, of all such corporate records of SGTI and of the proceedings of SGTI authorizing its execution, delivery and performance of this Agreement as CCA or its counsel shall reasonably require.

          6.1.11 Other Documents CCA shall have been provided with such other documents as it shall have reasonably requested from SGTI.

     6.2 Obligation of the Shareholders to Close The obligation of the Shareholders (or the Directors on their behalf) to consummate the sale of the SGTI Shares on the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

          6.2.1 Representations and Warranties The representations and warranties of CCA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and CCA shall have delivered to SGTI a certificate to such effect, dated the Closing Date and signed by its Chairman and President or one of its directors or vice presidents, which certificate shall be in form and substance satisfactory to SGTI's counsel.

          6.2.2 Litigation Affecting Closing On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened.

                                    ARTICLE 7
                                   THE CLOSING

     7.1 Time and Place The closing of the transactions contemplated hereby shall be held at 10.00 A.M. on the fifth business day following the approval of the shareholders of CCA in satisfaction of Section 6.1.1, or at such other time and on such other date as the parties hereto may mutually agree to in writing (the "Closing Date"). The closing shall be held at the offices of McFadden, Pilkington & Ward at City Tower, 40 Basinghall Street, London EC2V 5DE, England.

     7.2  Conduct of Closing

          7.2.1 Subject to the fulfillment of all of the conditions set forth in Sections 6.1 and 7.2.2 and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by the parties, on the Closing Date CCA shall deliver share certificates to each of the Subscribers (or the authorized representative of a Subscriber) representing that number of shares of the common stock of CCA to which each Subscriber is entitled, in accordance with Schedule 2.3.

          7.2.2 Subject to the fulfillment of all of the conditions set forth in Sections 6.2 and 7.2.1 and the delivery of all certificates and opinions required thereby, except such conditions, certificates, and opinions as may be waived by the parties, (a) the Shareholders shall deliver to CCA the stock certificates described in Section 1.3 and their respective Share Transfer Forms, and all other good and sufficient instruments of transfer and conveyance as may be necessary in CCA's counsel's opinion to vest in CCA good, absolute, and marketable title to the SGTI Shares, and (b) the Subscribers shall deliver to CCA their respective Subscription Agreements.

                                    ARTICLE 8
                      CONDUCT OF THE PARTIES AFTER CLOSING

     CCA, SGTI and the Directors will cooperate upon and after the Closing Date in effecting the orderly transfer of the operations of SGTI to CCA. Without limiting the generality of the foregoing, at the request of any party and at the requesting party's expense, but without additional consideration, each party shall, and the Directors agree to ensure that the Shareholders and the Subscribers shall, (a) execute and deliver from time to time such further instruments of assignment, conveyance and transfer, (b) cooperate in the conduct of litigation and the processing and collection of insurance claims, and (c) take such other actions as may reasonably be required to convey and deliver more effectively to CCA the SGTI Shares or to confirm and perfect any Shareholder's present title to the SGTI Shares, and otherwise to accomplish the orderly transfer to CCA of the SGTI Shares and the business assets and operations of SGTI as contemplated by this Agreement.

                                    ARTICLE 9
                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, GUARANTEES, AND COVENANTS

     9.1 Date Certain For Survival Except for any representations or warranties made by a party to this Agreement which were not true when made and which were made by such party fraudulently or with intent to defraud or mislead, which representations and warranties shall survive without limitation as to time, all representations and warranties made by SGTI, the Directors and CCA in this Agreement, by the Shareholders in the Share Transfer Forms, or by the Subscribers in the Subscription Agreements, or pursuant hereto or thereto, shall survive the closing hereunder for a period ending one year following the Closing Date, notwithstanding any investigation made by or on behalf of CCA, SGTI, the Directors, the Shareholders or the Subscribers prior to or after the Closing Date.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 By the Directors From and after the Closing Date, the Directors shall indemnify and hold harmless CCA (a) from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable legal fees and expenses, which CCA may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the respective covenants of SGTI or the Directors in this Agreement, or of the Shareholders in the Stock Transfer Forms or the Subscribers in the Subscription Agreements, or any misrepresentation in or omission from any Schedule to this Agreement, certificate, financial statement, or any other document furnished or to be furnished to CCA hereunder, and (b) from any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of any of the foregoing or out of facts that have occurred on or prior to the Closing Date even though such proceeding or claim may not be filed or come to light until after the Closing Date; provided, however, that before CCA may assert a claim for indemnity under this Section, CCA must give or cause to be given written notice of such claim to the Directors as provided in Section 10.4.

     10.2 By CCA From and after the Closing Date, CCA agrees to indemnify and hold harmless SGTI, the Directors and the Subscribers (a) from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable legal fees, which the Subscribers may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of CCA in this Agreement or any misrepresentation in or omission from any certificate or document furnished or to be furnished to the Shareholders hereunder and (b) from any and all suits, actions, investigations, proceedings, demands, assessments, audits, judgments, and claims arising out of any of the foregoing; provided, however, that before a Subscriber may assert a claim for indemnity under this Section, said Subscriber must give or cause to be given written notice of such claim to CCA as provided in Section 10.4.

     10.3 Limitation of Indemnity Notwithstanding any provisions herein to the contrary:

          10.3.1 except for any representations or warranties made by a party to this Agreement which were not true when made and which were made by such party fraudulently or with intent to defend or mislead, which representations and warranties shall survive without limitation as to time, neither party shall be liable to the other party for any claim based on a misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement herein for which it has not received written notice prior to one year from the Closing Date;

          10.3.2 the liability of any party computed otherwise in accordance with this Section 10 shall be limited to the after-tax consequence to the indemnified party (or the affiliated group of which such indemnified party is a member) of any such damage, loss, liability, deficiency cost or expense suffered or incurred by such indemnified party; and

          10.3.3 The liability of any party for misrepresentation, breach of warranty, or non-fulfillment any covenant or agreement in this Agreement or for indemnity under this Section 10 shall not exceed, in the case of CCA, the value of the SGTI Shares, and in the case of the Directors, the lesser of (a) $13,000,000 (being the equivalent of $6.50 per share for all of the CCA Shares) or (b) the mid-market value of the CCA Shares on the date when liability under this Article is finally determined or admitted.

     10.4  Notice; Proceedings

          10.4.1 Promptly after acquiring knowledge of any damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which the Directors or Subscribers are giving an indemnity to CCA or against which CCA is giving an indemnity to the Subscribers, the Directors, Subscribers or CCA, as the case may be, shall give to the other party written notice thereof.

          10.4.2 Each indemnifying party shall, at its own expense, promptly defend, contest or otherwise protect against any damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which it has indemnified an indemnified party, and each indemnified party shall receive from the other party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the events out of which any such damage, loss, deficiency, liability, claim, encumbrance, penalty, cost, expense, action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen.

          10.4.3 The indemnifying party shall have the right to control the defense of any such proceeding unless it is relieved of its liability hereunder with respect to such defense by the indemnified party. The indemnifying party shall have the right, at its option, and, unless so relieved, to compromise or defend, at its own expense by its own legal counsel, any such matter involving the asserted liability of the indemnified party. In the event that the indemnifying party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnified party of its intention to do so.

          10.4.4 In the event that an indemnifying party, after written notice from an indemnified party, fails to take timely action to defend the same, the indemnified party shall have the right to defend the same by legal counsel of its own choosing, but at the cost and expense of the indemnifying party.

     10.5 Money Damages If the damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses indemnified against pursuant to the provisions of Sections 10.1 and 10.2 hereof can be compensated by the payment of money to the other party, the indemnifying party shall, within twenty-one (21) days after receipt of a written notice of a claim pursuant to Section 10.4, deliver to the other Party either: (i) the amount of such claim by check or by wire transfer to the bank account of that party's choosing, or (ii) a written notice stating that it objects to the validity of such claim and setting forth in reasonable detail the grounds on which it is contesting the validity of the claim.

                                   ARTICLE 11
                               BROKERAGE; EXPENSES

     11.1 Brokerage None of the parties, nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder, or consultant (a "Financial Agent") or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except as herein set forth.

          11.1.1 Neither SGTI, nor either Director nor any Shareholder has engaged any Financial Agent.

          11.1.2 CCA may engage a Financial Agent in connection with the cash advances, as set forth in Section 2.1, for whose fees CCA will be solely responsible, and CCA hereby indemnifies and holds SGTI and the Directors harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of such Financial Agent and any additional such claims incurred by CCA relative to this Agreement and the transactions contemplated hereby.

     11.2 Expenses Except as otherwise expressly provided in this Agreement, the parties agree to bear their respective expenses individually, each in respect of all expenses of any character incurred by it in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE 12
                                      TAXES

     12.1 The Shareholders shall pay any applicable sales, documentary, use, filing, transfer, and other taxes payable as a result of the transfer of the SGTI Shares. CCA shall pay any applicable sales, documentary, use, filing, transfer, and other taxes payable as a result of the transfer of the CCA Shares. Subject to the foregoing undertaking, all other taxes on or measured by the net income or revenues of CCA, SGTI, the Shareholders, or the Subscribers (including without limitation, income, gross receipts, value added and net worth taxes) imposed or levied by or payable to any taxing authority shall be paid or payable by the party upon whom such taxes are imposed or levied.

                                   ARTICLE 13
                                   ARBITRATION

     13.1 ICC Rules All disputes arising in connection with this Agreement shall be finally settled under the Rules on Conciliation and Arbitration of the International Chamber of Commerce. The place of arbitration shall be London, England. The arbitration shall be conducted in the English language. Certain additional provisions relating to any arbitration are set forth in Schedule 13.1 hereto.

     13.2 Arbitrators The Arbitral Tribunal shall consist of three arbitrators. One arbitrator shall be nominated by CCA. One arbitrator shall be nominated jointly by the Directors. The two party-nominated arbitrators shall appoint the third arbitrator, who shall act as chairman of the Arbitral Tribunal. If a party fails to appoint an arbitrator, the appointment shall be made in accordance with the ICC Rules referred to in Section 13.1.

                                   ARTICLE 14
                                   TERMINATION

     14.1 Events of Termination Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

          14.1.1 by mutual consent of SGTI, the Directors and CCA;

          14.1.2 provided that CCA is not in material default hereunder, by the Board of Directors of CCA, upon fourteen (14) days' written notice to the SGTI given at any time after the Closing Date (or such later date as shall have been specified in a writing authorized on behalf of the Shareholders and CCA) if all of the conditions precedent set forth in Section 6.2 hereof have not been met within such fourteen-day period; or

          14.1.3 provided that SGTI, the Directors and the Shareholders are not in material default hereunder, by SGTI, upon fourteen (14) days' written notice to CCA given at any time after the Closing Date (or such later date as shall have been specified in a writing authorized on behalf of SGTI and CCA) if all of the conditions precedent set forth in Section 6.1 hereof have not been met within such fourteen-day period.

     14.2 Consequences of Termination In the event of the termination and abandonment hereof pursuant to the provisions of this Section 14:

          14.2.1 CCA shall have the right to convert any cash sums advanced to SGTI in accordance with Section 2.1 of this Agreement into shares in SGTI at the conversion rate of one (1) ordinary share of SGTI for each Thirty U.S. Dollars (US$30) so advanced, and SGTI agrees to take all necessary steps to accomplish such conversion and the issuance of shares in SGTI to CCA therefor; and

          14.2.2 except as provided in Section 14.2.1, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement.

                                   ARTICLE 15
                                     GENERAL

     15.1 Entire Agreement; Amendments This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter, other than the Agreement dated 12th August 1997 and the amendment thereto dated 9th September 1997, which shall remain in full force and effect, in particular clauses 1(a), 2, 3 and 4(a) thereof, except for clause 1(b) which is replaced by provisions of this Agreement. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.

     15.2 Headings The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

     15.3 Gender; Number Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

     15.4 Exhibits and Schedules Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

     15.5 Notices All notices and other communications hereunder shall be in writing and shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by courier services, charges prepaid, or by fax, to such party's address (or to such party's fax). If the notice is sent by mail or courier services, it shall be deemed to have been given to the person entitled thereto three days after deposit in a recognized postal service or courier service for delivery to that person or in the case of fax, when received.

          If to CCA, to:
               Conserver Corporation of America
               3250 Mary Street - Suite 405
               Coconut Grove, Florida 33133
               U.S.A.
               Attention: Mr. Charles H. Stein
               Fax No.: 1-305-444-7550

          With a copy to:

               McFadden, Pilkington & Ward
               City Tower - Level 4
               40 Basinghall Street
               London EC2V 5DE
               England
               Attention: Gregory K. Pilkington, Esq.
               Fax No.: 44-171-638-8799

          If to SGTI, to:

               Sakhalin General Trading & Investments Ltd.
               c/o Weighbridge Trust Limited
               P. O. Box 182
               Belmont Court
               Kings Road
               St. Peter Port, Guernsey,
               Channel Islands GY1 4HL
               Attention:  W. S. Cairns, Esq.
               Fax No.: 44-1481-712634

          If to Mr. Cairns, to him c/o SGTI at the address set forth above.

          If to Mr. Horgan, to:

               John B. Horgan, Esq.
               Vasse Highway
               P. O. Box 261
               Pemberton
               Western Australia 6260
               Fax No.: 61-897-761 504

          If to a Shareholder, to the address set forth in Schedule 1.2, with a copy to SGTI at the address set forth above.

          If to a Subscriber, to the address set forth in Schedule 2.3, with a copy to SGTI at the address set forth above.

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

     15.6 Waiver The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

     15.7 Assignment No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties hereto, provided, however, that CCA shall have the right to assign its rights hereunder to any entity which it controls, is controlled by, or is under common control with.

     15.8 Successors and Assigns This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the parties, and does not confer any rights on any other persons or entities.

     15.9 Governing Law This Agreement shall be construed and enforced in accordance with the law of the State of New York.

     15.10 No Benefit to Others The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the Shareholders and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

     15.11 Publicity Prior to the Closing Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be planned, coordinated and agreed to by CCA. Prior to the Closing Date, none of the parties hereto shall act unilaterally in this regard without the prior approval of CCA; provided, however, that such approval shall not be unreasonably withheld.

     15.12 Counterparts This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement personally or by their duly authorized representatives on the date first above written.

          CONSERVER CORPORATION OF AMERICA


                    By: /s/ Charles H. Stein
                        --------------------------

                    Title: Chairman
                           -----------------------


          SAKHALIN GENERAL TRADING AND INVESTMENTS LIMITED


                    By: /s/
                        --------------------------

                    Title: Chairman
                           -----------------------


          WILLIAM STEPHEN CAIRNS

               /s/ William Stephen Cairns
               --------------------------

          JOHN BYRNE HORGAN

               /s/ John Byrne Horgan
               --------------------------

                                  SCHEDULE 1.2

                             Registered Shareholders
                                       of
                 SAKHALIN GENERAL TRADING & INVESTMENTS LIMITED


NAME AND                                  CONTACT                                        NO. OF
DETAILS                                   DETAILS                                        SHARES           %
---------------------------------------------------------------------------------------------------------------



ALDERSGATE NOMINEE LTD                                                                    15,000           7%
----------------------
P O Box 3175                              Mr David Solomon
Road Town, Tortola                        E.B.C. Trust Corporation
British Virgin Islands                    "Le Montaigne", No. 6
                                          Boulevard des Moulins
                                          MC 98000 Monaco
                                          Tel: (377) 92 16 59 99
                                          Fax: (377) 93 25 55 60


BEECHWIRTH PTY LTD                                                                         6,325           3%
------------------
152 St George's Terrace                   P O Box 204
Perth                                     Subiaco
Western Australia                         Western Australia 6160
                                          Tel: 61-89 430 7554
                                          Fax: 61-89 430 7559


GILPIN PARK PTY LTD                                                                       10,000           4%
-------------------
34th Floor                                51 Saunders St
Central Park                              Mosman Park
152 St George's Terrace                   Western Australia 6012
Perth                                     Tel: 61-89 334 3310
Western Australia                         Fax: 61-89 362 1845


HOLBROOK PROPERTIES LTD                                                                   45,500          20%
-----------------------
P O Box 3175                              Mr David Solomon
Road Town                                 E.B.C. Trust Corporation
Tortola                                   "Le Montaigne", No. 6
British Virgin Islands                    Boulevard des Moulins
                                          MC 98000 Monaco
                                          Tel: (377) 92 16 59 99
                                          Fax: (377) 93 25 55 60



TOXFORD CORPORATION                                                                        5,000           2%
-------------------
Hong Kong Bank Building                   Daniel M. Fleming Esq.
Sixth Floor                               Rathbone Trust Company SA
Samuel Lewis Avenue                       Place de Saint-Gervais 1
Panama City                               Case Postale 2049
Panama                                    1211 Geneve 1
                                          Switzerland
                                          Tel: 41-22 909 8900
                                          Fax: 41-22 909 8939


WEIGHBRIDGE TRUST LTD                                                                    147,829          64%
---------------------
P O Box 182                               W.S. Cairns
Channel House                             Director
Forest Lane                               Tel: 44-1481-720 581
St Peter Port                             Fax: 44-1481-712 634
Guernsey
Channel Islands GY1 2NF


WEIGHBRIDGE TRUST ADMINISTRATION LTD                                                           1           -
------------------------------------
(As Weighbridge Trust Ltd.)


TOTAL SHARES IN ISSUE                                                                    229,655        100%
                                                                                         =======        ===



                                  SCHEDULE 2.3
                   Allocation to the Subscribers of Shares in
                        CONSERVER CORPORATION OF AMERICA


NAME AND DETAILS                               CONTACT DETAILS                         NO. OF SHARES
----------------                               ---------------                        -------------


ALDERSGATE NOMINEES LTD.                                                                  69,231
P O Box 3175                                   Mr David Solomon
Road Town, Tortola                             E.B.C. Trust Corporation
British Virgin Islands                         "Le Montaigne", No. 6
                                               Boulevard des Moulins
                                               MC 98000 Monaco
                                               Tel: (377) 92 16 59 99
                                               Fax: (377) 93 25 55 60


BEECHWIRTH PTY LTD.                                                                       29,192
-------------------
152 St George's Terrace                        P O Box 204
Perth                                          Subiaco
Western Australia                              Western Australia 6160
                                               Tel: 61-89 430 7554
                                               Fax: 61-89 430 7559


CLOISTER FINANCE LTD.                                                                    307,692
P O Box 3175                                   Mr David Solomon
Road Town, Tortola                             E.B.C. Trust Corporation
British Virgin Islands                         "Le Montaigne", No. 6
                                               Boulevard des Moulins
                                               MC 98000 Monaco
                                               Tel: (377) 92 16 59 99
                                               Fax: (377) 93 25 55 60


CLUBS LTD.                                                                                50,000
----------
3rd Floor,                                     R. Redmayne
1-4 Goldie Terrace                             Director
Douglas                                        Tel/Fax: 44-1624-611 355
Isle of Man


CRAYFORD ASSOCIATES LTD.                                                                 153,846
2nd Floor,                                     Mr Doran
42 Upper Baggot Street                         Falcon Management
Dublin 4                                       Isle of Man
Ireland                                        Tel: 44-1624-611 929
                                               Fax: 44-1624-612 343


DIAMONDS HOLDINGS LTD.                                                                    50,000
----------------------
3rd Floor,                                     R. Redmayne
1-4 Goldie Terrace                             Director
Douglas                                        Tel/Fax: 44-1624-611 355
Isle of Man





E.B.C. TRUST CORPORATION                                                                 478,516
"Le Montaigne", No. 6                          Mr. David Solomon
Boulevard des Moulins                          Tel: (377) 92 16 59 99
MC 98000 Monaco                                Fax: (377) 93 25 55 60


GILPIN PARK PTY LTD                                                                       46,154
34th Floor                                     51 Saunders Street
Central Park                                   Mosman Park
152 St George's Terrace                        Western Australia  6012
Perth                                          Tel: 61-89 334 3310
Western Australia                              Fax: 61-89 362 1845


HEARTS LTD.                                                                               50,000
-----------
3rd Floor,                                     R. Redmayne
1-4 Goldie Terrace                             Director
Douglas                                        Tel/Fax: 44-1624-611 355
Isle of Man


HOLBROOK PROPERTIES LTD                                                                  210,000
P O Box 3175                                   Mr David Solomon
Road Town                                      E.B.C. Trust Corporation
Tortola                                        "Le Montaigne", No. 6
British Virgin Islands                         Boulevard des Moulins
                                               MC 98000 Monaco
                                               Tel: (377) 92 16 59 99
                                               Fax: (377) 93 25 55 60

SPADES LTD.                                                                               50,000
-----------
3rd Floor,                                     R. Redmayne
1-4 Goldie Terrace                             Director
Douglas                                        Tel/Fax: 44-1624-611 355
Isle of Man


TOXFORD CORPORATION                                                                       23,077
-------------------
Hong Kong Bank Building                        Daniel M. Fleming Esq.
Sixth Floor                                    Rathbone Trust Company SA
Samuel Lewis Avenue                            Place de Saint-Gervais 1
Panama City                                    Case Postale 2049
Panama                                         1211 Geneve 1
                                               Switzerland
                                               Tel: 41-22 909 8900
                                               Fax: 41-22 909 8939


WEIGHBRIDGE TRUST LTD.                                                                   482,292
----------------------
P O Box 182                                    W.S. Cairns
Channel House                                  Director
Forest Lane                                    Tel: 44-1481-720 581
St Peter Port                                  Fax: 44-1481-712 634
Guernsey
Channel Islands GY1 2NF


TOTAL                                                                                  2,000,000
                                                                                       =========




                                 SCHEDULE 3.7.2

                                  SHAREHOLDERS
                                       of
                          SAKHALIN CITY CENTRE, LIMITED


Administration of the City of Yuzhno-Sakhalinsk, Sakhalin
Oblast, Russian Federation
                  2,000 shares - 20%

Administration of the Sakhalin Oblast, Russian Federation
                  1,500 shares - 15%

Sakhalin General Trading and Investments Limited
                  6,500 shares - 65%

                                  SCHEDULE 3.9

                                 SGTI PROPERTIES


1. 6,500 shares, nominal value RUR 1,000 per share, in the charter capital of Sakhalin City Centre, Limited ("SCC").

2. Receivables from SCC for loans made in the aggregate principal amount of US$511,000 as of the Financial
         Statement Date.

                                  SCHEDULE 3.15

                                  BANK ACCOUNTS


SGTI

1.       Hambros Bank (Guernsey) Limited
         Guernsey, Channel Islands
         Account no. 3274760027


SCC

2.       INKOMBANK
         Yuzhno-Sakhalinsk Branch
         Yuzhno-Sakhalinsk, Russia
                  Account No.                                 7467715
                  Currency Account:                           460070613/001
                  Correspondent Account:                      700161000
                  MFO:                                        046401700

         Transferring funds:
         Beneficiary:               Sakhalin City Centre Ltd
                                    Yuzhno-Sakhalinsk, Russia
         Account:                   460070613/20089006/001
         Bank:                      Inkombank, Moscow, Branch Sakhalinsky

         SWIFT BIC:                 INCORUMM VIA ACCOUNT / 890-0056-096

                                    The Bank of New York
                                    New York

                                    CHIPS UID 315784

3.       MOSCOW NARODNY BANK LTD
         London, UK
         US Dollar Account:         10684021
         Of:                        Sakhsotsbank
                                    Yuzhno-Sakhalinsk, Russia
         Beneficiary:               Sakhalin City Centre Ltd
         Account no.                11070864
                                    in Sakhsotsbank

                                  SCHEDULE 3.17

                             SGTI AND SCC DOCUMENTS


Sakhalin General Trading and Investments Limited ("SGTI")
---------------------------------------------------------

Memorandum and Articles of Association


Sakhalin City Centre, Limited ("SCC")
-------------------------------------

Charter dated 25 January 1996
Joint Venture Agreement for the Construction of a Tourist and entertainment
          Centre on Sakhalin dated 7 October 1994 between the Administration of the City of Yuzhno-Sakhalinsk ("City") and SCC
Agreementon mutual obligations for creating and managing a tourism and entertainment complex on Sakhalin dated 15 December 1994 between the City and SCC
Project Management Agreement dated 18 December 1994 between
         SCC and Sovereign Gaming and Leisure Limited
         ("Sovereign")
Operation Management Agreement dated 18 December 1994 between
         SCC and Sovereign
Agreement dated 13 February 1996 between Municipal enterprise
         "Gorstroizakaztchik" and SCC
Agreementfor Lease relating to a site in Yuzhno-Sakhalinsk, Russian Federation, dated 3 June 1996 between the City and SCC
Lease No. 326 of a site in Yuzhno-Sakhalinsk, Russian
         Federation dated 3 June 1996 between the City and SCC

SGTI and SCC

Agreementabout closer definition and conclusion of the additional agreements for realization of the project, construction and operation of the tourist entertainment centre in Yuzhno-Sakhalinsk dated 20 July 1995 between the Administration of the Sakhalin Oblast ("Oblast"), the City, SCC, Sovereign and SGTI
Various loan agreements relating to advances made by SGTI to SCC

                                 SCHEDULE 3.19

                           SCC DIRECTORS AND OFFICERS


Directors:

William Stephen Cairns (UK)
Dallas Reginald Dempster (UK)
John Byrne Horgan (Australia)
Richard Cameron Maclellan (Monaco)
Michael Boyd Marshall (UK)
Scott Sherwood Spencer (Australia)
Valery Pavlovich Mozolevsky (Russia)
Igor Pavlovich Farkhutdinov (Russia)
Vladimir Petrovich Yagubov (Russia)
Raisa Alexeyevna Yarovikova (Russia)
Victor Ivanovich Peretyagin (Russia)

Officers:

General Director                    Mr. Dallas Dempster

Executive Directors                 Mr. Dallas Dempster
                                    Mr. V. P. Mozolevsky

Chief Accountant                    Ms. Okhsana Romantsova

                                  SCHEDULE 3.23

                            DOCUMENTS PROVIDED TO CCA



ALL DOCUMENTS LISTED IN SCHEDULE 3.17


SCC DOCUMENTS

-        Agreement Between CCA, SGTI and Sovereign dated
         12 August 1997
-        Amendment to Agreement of 12 August 1997 dated
         1 September 1997
-        Foundation Agreement of SCC dated 9 March 1994
-        Certification of Registration of SCC dated 2 March 1994
-        Minutes of SCC:
         - Founders Meeting #2 dated 20 September 1994
         - Founders Meeting #3 dated 20 September 1994
         - Shareholders Meeting #2 dated 25 January 1996
         - Board of Directors Meeting #1 dated 26 January 1996
         - Shareholders Meeting #3 dated 26 January 1996
- Shareholders' Appointment of Representatives to the SCC Shareholders Meeting of 25 January 1996
-        City of Yuzhno-Sakhalinsk Resolution of the Mayor dated
         16 August 1995, no. 1130
- Appendix to Agreement on Land Rent Settlement for SCC as Tenant dated 17 August 1995, no. 159
- SCC Memorandum dated 5 June 1996, with Government Resolutions on Licensing Activity dated 24 December 1994, no. 1418
-        SGTI Submission to the Sakhalin Oblast for Exemption from
         Gaming Tax, no date
- City of Yuzhno-Sakhalinsk Letter to SCC Concerning Guarantee of Grant of Long-Term Gaming License dated
         19 March 1997, no. 05-188
- City of Yuzhno-Sakhalinsk Letter to SCC Concerning Guarantee of Grant of Long-Term Gaming License dated
         12 March 1996, no. 208
-        SCC letter to Governor of Sakhalin Oblast dated
         31 May 1996
- Letter of Mayor of Yuzhno-Sakhalinsk to SCC Approving SCC Tourist Terminal at Airport and Supporting Short-Term Visa Proposal, (June) 1996
- SCC fax dated 25 September 1997, with Resolutions of the City of Yuzhno-Sakhalinsk
-        Audit Report of Vostok-Audit Concerning SCC dated
         25 March 1996
-        SCC Memorandum Concerning Financial Report dated
         1 June 1996

-        Financial Statement of SCC as of 1 July 1995
-        Auditors Report of "Audit-INFO" as of 1 January 1995
-        Stock Sale and Purchase Agreements dated
         23 February 1996:
         - Between SGTI and Sassey Pty. Ltd.
         - Between SGTI and Sovereign
         - Between SGTI and Trout Nominees Pty. Ltd.
         - Between SGTI and Limited Liability Company "Trade House Potential Sakhalina"
-        Curriculum Vitae of V. P. Mozolevsky delivered to CCA
         4 September 1997
- SCC Memorandum dated 11 November 1996, with letter of Governor of Sakhalin Oblast dated 10 November 1996, no. 2804
-        Registration Documents of SCC by Sakhalin Oblast dated
         21 March 1994, nos. 199 and 85-SP
- Decree of the Mayor of the City of Yuzhno-Sakhalinsk dated 25 March 1996, no. 401
- SCC fax dated 24 April 1996, with texts of documents from the City of Yuzhno-Sakhalinsk and the Sakhalin Oblast
- Letter from the Sakhalin Oblast to SCC dated 4 June 1996, no. 01-449
- Letter from the Governor of the Sakhalin Oblast to SCC dated 30 August 1996, no. 1-2204
- Letter from the Mayor of the City of Yuzhno-Sakhalinsk to SCC dated 10 November 1996, no. 1-2804
- Stock Sale and Purchase Agreement Between Limited Liability Company "Sakhin, Ltd." and SGTI dated
         24 November 1996
-        Stock Sale and Purchase Agreement Between V. P.
         Mozolevsky and SGTI dated 10 October 1996
- SCC Memorandum dated 3 October 1997, with Resolutions of the City of Yuzhno-Sakhalinsk Duma dated
         25 September 1997, nos. 98/7 and 99/7
- Extract from the SCC Register of Shareholders Confirming SGTI as Owner of 6500 Common Shares dated
         4 September 1997

SGTI DOCUMENTS
--------------

-        Bank Confirmations of Hambros Bank (Guernsey) Limited
-        Certificate from the Companies Registrar of Cyprus dated
         8 August 1996
-        Certificate from the Companies Registrar of Cyprus dated
         13 August 1996
- SGTI Letter Concerning Shareholdings dated 3 June 1997, and Enclosures
-        Central Bank of Cyprus Letter dated 27 June 1997
-        Various Documents of Sassey Pty. Ltd.
-        Various Documents of Sovereign
-        Various Documents of Trout Nominees Pty. Ltd.
-        Various Documents of Weighbridge Trust Limited
-        SGTI Financial Statements as at 31 March 1997
-        SGTI Financial Statements as at 31 May 1996
-        Prospectus Concerning SCC Project, 1997

                                 SCHEDULE 13.1

                             ARBITRATION AGREEMENT

                         Dated as of 24th October 1997

This Arbitration Agreement relates to the agreements, contracts and other documents related to the acquisition by Conserver Corporation of America ("CCA") of all of the share capital of Sakhalin General Trading & Investments Limited ("SGTI"), and in particular to the following agreements:

o Agreement dated 12th August 1997 among CCA, SGTI and Sovereign Gaming and Leisure Limited ("Sovereign") and the amendment thereto dated 9th September 1997.

o Stock Purchase Agreement dated as of 24th October 1997 ("Stock Purchase Agreement") among CCA, SGTI, William Stephen Cairns ("Mr. Cairns") and John Byrne Horgan ("Mr. Horgan").

o Share Transfer Forms to be executed and delivered to CCA by the Shareholders of SGTI, in accordance with the Stock Purchase Agreement.

o Subscription Agreements to be executed and delivered to CCA by the Subscribers to CCA Shares, in accordance with the Stock Purchase Agreement.

o Assignments to be executed and delived by Sovereign to CCA in accordance with the Stock Purchase Agreement of (a) the Project Management Agreement dated 18th December 1994 between Sakhalin City Centre, Limited ("SCC") and Sovereign relating to the establishment of the Sakhalin Project and (b) the Operational Management Agreement dated 18th December 1994 between SCC and Sovereign relating to the operation and management of the Sakhalin Project.

All of the agreements and documents named above are herein collectively called the "Agreements".

THE PARTIES AGREE AS FOLLOWS:

1. Any and all disputes, controversies or claims arising out of, involving or relating to:

     (a) one or more of the Agreements and any amendments, modifications or supplements thereto, or the existence, validity, performance, breach or termination thereof.

     (b) the existence, validity, performance, breach or termination of any other contract or document between two or more of the parties related to the Agreements, and/or


     (c) any other legal, regulatory, contractual or other matters related to the Agreements,

     shall be referred to, settled and finally resolved exclusively by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules").

2.   In application of the ICC Rules:

     (a) the place of arbitration shall be London, England.

     (b) There shall be three (3) arbitrators who must be fluent in the English language.

          (i)  One arbitrator will be appointed by CCA.

          (ii) One arbitrator will be appointed by Messrs. Cairns and Horgan (both of whom are on the date of this Arbitration Agreement directors of SGTI), acting on behalf of SGTI, the Shareholders of SGTI who executed Share Transfer Forms, the Subscribers to CCA Shares, and themselves personally.

          (iii) The third arbitrator will be appointed by the first two arbitrators. If the two party-appointed arbitrators fail to appoint the third presiding arbitrator, he will be appointed in accordance with the ICC Rules.

     (c) The language to be used in the arbitral proceedings shall be English. All documents in another language shall be translated into English.

     (d) The parties to any arbitration under this Agreement shall each bear their own expenses in connection with such arbitration.

3. All disputes, controversies and claims described in clause 1 above arising among all or some of the parties hereto will be included and settled in a single comprehensive arbitration. In this regard:

     (a) Any party hereto shall have the right to pursue any type of claim described in clause 1 above against any other party hereto regardless of whether or not they are parties to the same contract.

     (b) Any party hereto shall have the right to intervene in any arbitration proceeding between two or more other parties hereto under this Arbitration Agreement, regardless of whether or not they are parties to the same contract, without having to obtain the consent of the other parties hereto and regardless of whether the claims of the intervening party against any or all of the parties to the pending arbitration proceeding arise out of the claims or matters in issue in the said pending arbitration proceeding.

     (c) Any party hereto who is a defendant in an arbitration under this Arbitration Agreement shall have the right to involve one or more of the other parties hereto in arbitration, and such other party(ies) shall be obliged to participate in the arbitration.

     (d) Any party commencing an arbitration against any other party hereunder shall notify all of the other parties hereto of the commencement of such arbitration.

     (e) Any party joining, intervening or brought into an arbitration proceeding under this Arbitration Agreement after the arbitration shall have commenced shall be required to accept the arbitrators who shall have been already appointed, and such joining, intervening or brought-in party shall be bound by all procedural and substantive decisions and awards already made by the arbitrators in such proceeding, provided they were notified of the existence of such arbitration proceeding (and thus were given an adequate opportunity to become parties to the arbitration) and of all such procedural and substantive decisions and awards.

     (f) Any party hereto shall have the right to obtain the recognition of and compliance with any partial or final award of the arbitral tribunal by all the other parties hereto, whether or not they were parties to the arbitration proceeding under this Arbitration Agreement, provided they were notified of the existence of such arbitration proceeding (and thus were given an adequate opportunity to become parties to the arbitration) and of all procedural and substantive decisions and awards made by the arbitrators in such proceeding.

4. All notices and communications in connection with this Arbitration Agreement and any arbitration or other proceeding commenced hereunder shall be in writing and shall be delivered or sent to each of the parties at its address set forth in the agreement or contract to which this Arbitration Agreement is a part (or to such other address as it may indicate to the other parties). All such notices and communications shall be delivered by hand or sent by registered air mail, messenger, courier, facsimile or other reliable means of telecommunication (a confirmation copy of facsimiles or other telecommunications should be sent by mail). All notices shall be effective on receipt of the original transmission (and not receipt of the confirmation copy).

5. This Arbitration Agreement shall be governed by and construed in accordance with the law of the State of New York. This Arbitration Agreement shall be a contract separate and apart from the Agreements to which a reference is made in this Arbitration Agreement.